Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons and entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of Forte Biosciences, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 4th day of August, 2021.

Dated: August 4, 2022

ATG FUND II LLC

By:	ATG CAPITAL MANAGEMENT, LLC
Its:	Managing Member

By:	/s/ Gabriel Gliksberg
Name:	Gabriel Gliksberg
Title:	Managing Partner

ATG CAPITAL MANAGEMENT, LLC

By:	/s/ Gabriel Gliksberg
Name:	Gabriel Gliksberg
Title:	Managing Partner

/s/ Gabriel Gliksberg
Gabriel Gliksberg